UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2019

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire		03801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $.001 par value per share	EPAY	The Nasdaq Global Select Market

Item 1.01.	Entry into a Material Definitive Agreement

On May 3, 2019, Bottomline Technologies (de), Inc., a Delaware Corporation (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Engagement Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of the Company and BankSight Software Systems, Inc., a Delaware Corporation (“BankSight”). Under the terms of the Merger Agreement, at the time of the transaction closing BankSight will become a wholly owned subsidiary of the Company and the Company will pay $2,750,000 in cash and issue 40,000 shares of its common stock to acquire the outstanding capital stock of BankSight. The Company currently owns a minority equity investment in BankSight preferred stock. The 40,000 shares of Company common stock have vesting conditions tied to continued employment of certain BankSight employees and are compensatory; accordingly, the Company will record share-based payment expense over the stock vesting period of five years. The Company has also agreed to pay certain transaction related expenses on behalf of BankSight.

BankSight is an early-stage technology company that develops and markets a SaaS-based customer engagement and growth platform for banks and credit unions.

The parties expect to complete the transaction by May 31, 2019, subject to the satisfaction or waiver of customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

May 9, 2019	By:	/s/ Eric K. Morgan
Eric K. Morgan
Executive Vice President, Global Controller